Exhibit 99.1

FOR IMMEDIATE RELEASE

United Insurance Holdings Corp. Appoints Deepak Menon as
Vice President of Operations and Business Development

St. Petersburg, FL - July 11, 2013 - United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), today announced that the Company has appointed Deepak Menon as Vice President of Operations and Business Development. In this newly created cross-functional position, Mr. Menon will be responsible for driving strategic growth efforts of UPC Insurance in all states in which the Company operates. Mr. Menon will work with all departments of the Company to help identify and implement ways to accelerate profitable growth in new and existing markets while improving operating efficiencies throughout the organization.

Mr. Menon, 41, brings to UPC Insurance an extensive 18-year background in the insurance industry, with experience in marketing leadership positions focused on distribution strategy, executing new initiatives and successful state expansion. He also holds the Chartered Property Casualty Underwriter (CPCU) designation. Mr. Menon most recently served as Marketing Director for American Strategic Insurance (ASI), a $1.0 billion premium St. Petersburg, FL-based homeowners insurer. Mr. Menon worked closely with the product, underwriting, claims, and IT departments, and coordinated ASI's expansion into 22 states as well as the District of Columbia. During his tenure from 2007 until his appointment at UPC Insurance, ASI grew from a small regional carrier to a national carrier ranked as the 19th largest homeowners writer in the U.S and Canada. Mr. Menon played a key role in facilitating that growth and helping ASI forge strategic partnerships that were instrumental to its successful roll-out.

Mr. John Forney, Chief Executive Officer of UPC Insurance, stated, “We are delighted to have Deepak join our Company, as his impressive experience in our industry and strong business acumen makes him the ideal candidate for this position. I am confident that Deepak will be a valuable asset for increasing and maintaining expansion in existing markets, and will be crucial for the deployment of our programs in new states. We are greatly looking forward to leveraging Deepak's ideas and initiatives as we continue to expand and grow UPC Insurance throughout the country.”

Background on Mr. Menon

Prior to his work at ASI, Mr. Menon served as Marketing Director at AutoOne Insurance Company in Melville, NY. While there, he implemented and championed new initiatives, and was responsible for developing new products and strategies for state expansion. Prior to that, Mr. Menon served as the Cross Border Division Manager for ACE Seguros from 2002-2005, and managed all aspects of product design, pricing, distribution, underwriting, systems, sales, and operations. He was a Financial Analyst at ACE Seguros' Disaster Mortgage Protection Division from 2001-2002, and served at the Banker's Insurance Group from 1995-2001 prior to his tenure at ACE Seguros.

Mr. Menon holds an M.B.A. in Finance from the University of Tampa, as well as a B.S. in Finance from the University of South Carolina.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies through a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance using a network of independent agents in Florida, Massachusetts, Rhode Island, North Carolina and South Carolina, and was recently licensed to write in New Hampshire, New Jersey and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com